EXHIBIT 10.8

                                               PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT("Agreement") is made December 15, 1995 by and between RUBIN-SADD DEVELOPMENT COMPANY (hereinafter the "Seller"), and SIERRA BANK OF NEVADA (hereinafter "the Buyer"), or its nominee, whose address is 3301 S. Virginia Street, P.O. Box 10925, Reno, Nevada 89510. Seller and the Buyer agree to incorporate the following recitals into this Agreement:

                                                  W I T N E S S E T H:

         WHEREAS, Seller desires to sell that vacant and undeveloped property shown on the attached parcel map currently consisting of approximately 1.37 acres, located at the Southwest Corner of Nye Lane and Highway 395 (Carson Street), in the City of Carson City, County of Carson, State of Nevada as further described in Exhibit "A" attached hereto and incorporated herein by this reference as if set forth in full herein (hereinafter the "Property") to the Buyer; and,

         WHEREAS, the Buyer wishes to purchase said Property on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, Seller and the Buyer agree to the following terms related to said sale:

         1. Property Sold by Seller to the Buyer; Preparation of Property. The Property to be sold is currently 1.37 acres. During the contingency period stated below in Paragraph 6, in addition to other rights described therein, Buyer may propose a reduction in the size and configuration of the Property and thereby reduce the actual Property sold to not less than 1.00 acre with the prior reasonable consent of Seller not to be withheld. Said Property sold shall consist of vacant undeveloped property and any and all existing rights, benefits and permits, including any applicable water rights. At the time of Closing, the Property shall be in compliance with governmental requirements regarding flood control and drainage control. During the contingency period described in Paragraph 6, Buyer may procure, at Seller's cost, engineering report(s) not to exceed the sum of $1,200 to determine that the Property will be at Closing in compliance with said flood and drainage governmental requirements. The report(s) shall include all known governmental requirements as to drainage whether they are city, county, state or federal requirements. The Buyer shall have ten (10) days after being provided with a copy of the engineering report(s) to approve or disapprove of the findings thereof. If the Buyer does not object within said period, the condition of title shall be deemed approved and only those exceptions shall be shown on the owners and lenders policies of title insurance. In addition, Seller agrees that sewer, water and power shall be drawn to the Property boundary to a specific location to be specified by Buyer. Buyer shall be responsible for grading the building pad to be located on the Property.

         2. Deed; Vesting of Title; Title; Title Insurance; Taxes. Seller shall convey, by appropriate Grant, Bargain and Sale deed, fee title to the Property to the Buyer or its nominee, upon Closing of escrow, as defined below. Seller shall purchase, at Seller's cost, a standard CLTA owners policy of title insurance with appropriate endorsements insuring Buyer's ownership with only normal easements and restrictions shown as exceptions thereto. Seller shall provide the Buyer with a preliminary report, including all encumbrances filed or to be filed regarding the Property (including, but not limited to easements, covenants, conditions and restrictions or any other liens) concerning the title condition to the Property not later than fifteen (15) days after this Agreement is fully executed. The Buyer shall have fifteen (15) days after being provided with a copy of the preliminary report to object to any liens or conditions shown thereon including any and all existing utilities. If the Buyer does not object within said period, the condition of title shall be deemed approved and only those exceptions shall be shown on the owners policy of title insurance. If the Buyer does object, the Buyer shall deliver the objections in writing to Seller and Seller shall have an additional thirty (30) days to correct any and all the objections to title, or, at its election, cancel this Agreement. All taxes, assessments and special districts shall be prorated to the Closing between Buyer and Seller. Seller shall, at Seller's sole cost and expense, deliver normal utility lines to within five (5) feet inside the property line. Ingress and egress as to the Property shall be agreed to during the contingency period by and between Seller and Buyer. Consent to Buyer's suggested ingress and egress by Seller shall not be unreasonably withheld.

         3. Purchase Price. The Purchase Price shall be based upon the actual square footage contained within the acreage purchased as set forth in Exhibit "A" multiplied by Nine Dollars and Fifty Cents ($9.50) per square foot. The purchase price shall be paid in United States currency or its equivalent as set forth in Paragraph 4.

         4. Terms For Payment Of Purchase Price. The terms for payment of the purchase price for the Property shall be as follows: (i) a refundable earnest money deposit of Ten Thousand Dollars ($10,000.00) ("Earnest Money"), which which is already in possession of Broker on behalf of Seller, and which shall become forfeitable and nonrefundable when and if the contingencies set forth in Paragraph 6 are waived or lapse; and (ii) remaining balance shall be paid cash at Closing of escrow.

         5. Escrow; Closing of Escrow; Costs of Escrow. This Agreement shall also serve as escrow instructions. Escrow shall be opened at Western Title Company, Reno, Nevada within two (2) business days following the removal or lapsing of contingencies set forth in Paragraph 6, unless extended in writing by Seller and the Buyer, escrow shall be closed on or before January 31, 1996, unless terminated earlier hereunder (the "Closing"); provided, however, Buyer may extend escrow until March 15, 1996 by increasing the earnest money from Ten Thousand Dollars ($10,000.00) to Twenty Five Thousand Dollars ($25,000.00), all of which will be forfeitable, no later than January 31, 1996. Seller shall pay all deed recordation costs. Seller and the Buyer shall share all other reasonable and customary costs of Closing escrow in accordance with the standard practice of Western Title Company. The Buyer shall be provided with access and possession to the Property upon Closing of escrow.

         6. Period To Study Feasibility of Property. Buyer shall have the right to study the Property and determine if it is feasible for Buyer's use and intended purpose, including, but not limited to, access (both from existing roads and future ramps), signage (upon and around the building and in any common areas or sign easement locations), zoning and use restrictions, parking, soils, common area restrictions (including architectural restrictions), water rights, regulatory approvals and similar matters. Buyer's feasibility study(ies) shall be completed no later than January 31, 1996. Seller shall cooperate in this regard by allowing Buyer access to information regarding the site, including traffic and utility plans and by allowing soil samples and test drilling and related inspections and surveys by Buyer; provided, however, that Buyer agrees not to do anything that would permanently damage the Property without Seller's permission and hereby agrees to defend and hold Seller harmless as to any actions it has taken with regard to said tests. The costs of each test shall be borne by Buyer except as specified in Paragraph 1. At the conclusion of said period, if Buyer has not notified Seller of its intention to terminate the Agreement, the Earnest Money shall become forfeitable and except for contingencies that must be satisfied by either party at close, all other contingencies shall be removed. If Buyer notifies Seller prior to January 31, 1996 that the Agreement will not be pursued and is being terminated, the Earnest Money shall be promptly refunded to Buyers and this transaction terminated.

         7. Hazardous Waste and Materials. Buyer may obtain, at Buyers expense, a Phase I environmental report demonstrating that the Property is free of any improper or illegal contamination. If Seller has such a report, Seller agrees to provide same to Buyer. Said report may predate this Agreement, but may not be greater than Two (2) years old if it does predate this Agreement. Seller warrants to Buyer that Seller is not aware of any hazardous materials, regulated substances, tanks (whether leaking or not), or waste ("Hazardous Waste") on or under the Property and no action, citation or remediation is currently required or pending against the Property to the best belief and knowledge of either party hereto. The term "hazardous materials", "hazardous substances", "Hazardous Waste(s)" and "regulated substances" include, but are not limited to, any material or regulated substance ("Regulated Substances") which are designated as a hazardous substance, regulated substance or waste pursuant to Federal or State statutes. Seller and the Buyer agree that in the event any Hazardous Waste and Regulated Substances are discovered prior to closing of escrow, Seller agrees to remove, at Sellers expense, and within a reasonable time to be approved by Buyer, same from the Property in accordance with applicable local, State and Federal laws or at Buyers or Sellers election to cancel this escrow and refund all sums paid by Buyer.

         8. Miscellaneous. This Agreement shall be construed according to the laws of the State of Nevada. Buyer shall notify Seller of any nominee that may substitute for the Buyer listed above and, if substituted, Seller agrees to look to said substitute Buyer in place and stead of Sierra Bank of Nevada. This Agreement represents the entire agreement by and between the parties and may be modified only in writing, signed by all the parties hereto. The terms set forth herein shall include masculine, feminine, plural and neuter terms, where appropriate. Time is of the essence in this Agreement. This Agreement is binding on the heirs, assigns, representatives of the parties hereto. This Agreement may not be assigned, except as set forth in this Agreement. The parties executing this Agreement covenant that they have the authority to do so. Any commissions due or to be due with regard to this sale shall be paid by Seller pursuant to agreements the Seller has previously entered into.

         9. Acceptance. This Agreement must be accepted and countersigned by Seller on or before December 19, 1995 at 5:00 p.m. Nevada time, unless withdrawn sooner by Buyer, or it shall automatically expire and lapse. Any attempt to accept this Agreement after that time shall be construed as a counter-offer by Seller, which Buyer may accept or reject.

         IN WITNESS WHEREOF, we have executed this Agreement on the date set forth above.

SIERRA BANK OF NEVADA, or nominee
a Nevada Banking Corporation



By:      /s/ Dave McNinch
         Dave McNinch

Its:     Sr. Vice President, Central Service


Accepted and agreed to by:

RUBIN-SADD DEVELOPMENT COMPANY


By:      /s/ Adeeb Sadd

Its:     President

                                                       EXHIBIT "A"

                                                  PROPERTY DESCRIPTION


SEE ATTACHED AND HIGHLIGHTED PORTIONS OF PARCEL MAP APPENDED HERETO AND INCORPORATED HEREIN